Exhibit 2.13

AMENDMENT NO. 1

TO THE

TRAGARA ALPHA PARTNERS LLC

CONTRIBUTION AGREEMENT

Reference is hereby made to the Contribution Agreement (the “Contribution Agreement”) dated as of April 27, 2012, by and among Tragara Alpha Partners LLC, a New York limited liability company (the “Contributor”) and Liquid Holdings Group, LLC, a Delaware limited liability company (the “Company”). This Amendment No. 1 to the Contribution Agreement (“Amendment No. 1”), is made effective as of April 27, 2012 (the “Effective Date”), by Contributor and the Company pursuant to Section 7.09 of the Contribution Agreement.

WHEREAS, the Company and the Contributor desire to amend the Contribution Agreement to change the consideration issued by the Company for the Contributed Assets;

WHEREAS, the Company and the Contributor desire to amend the Contribution Agreement to remove any Preemptive Rights; and

WHEREAS, each of the Company and the Contributor has executed this Amendment pursuant to Section 7.09 of the Contribution Agreement.

NOW, THEREFORE, the Contribution Agreement is hereby amended as follows:

1. Defined Terms. Capitalized terms used, but not otherwise defined in this Amendment No. 1, shall have the meanings respectively ascribed to them in the Contribution Agreement.

2. Amendments.

(a) Section 1.03 of the Contribution Agreement shall be deleted in its entirety and replaced with the following:

“Section 1.03 Consideration. At Closing, in consideration for the Contributed Assets, the Company shall issue and deliver to Contributor an aggregate number of Non-dilutive Common Units, as defined in the Limited Liability Agreement of the Company dated as of April 24, 2012, as amended (the “LLC Agreement”), of Company equal to five percent (5%) of the total issued and outstanding Common Units of Company, as defined in the LLC Agreement, as of the Closing. By its execution hereof, Contributor hereby directs Company to issue the Non-dilutive Common Units to its sole owner, Samuel Gaer (“Gaer”), in full satisfaction of Company’s obligations to Contributor under this Section 1.03.”

EXECUTION COPY

(b) Section 5.04 of the Contribution Agreement shall be deleted in its entirety and replaced with the following:

“(a) Inspection Rights. The Company hereby agrees that Gaer shall have the inspection rights described in Section 12.01 of the Company’s Limited Liability Company Agreement for so long as Gaer either (i) holds at least 2.5% of the then total issued and outstanding Common Units or (ii) is employed as an executive officer of the Company; in either case regardless of whether Gaer owns less than 10% of the Company’s Common Units at such time.

(b) [Intentionally Omitted.]”

(c) Section 7.04 of the Contribution Agreement shall be deleted in its entirety and replaced with the following:

“Section 7.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .pdf attachment (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.04):

If to Contributor:	Tragara Alpha Partners LLC
c/o Samuel H. Gaer
525 East 72nd Street Apt 44F
New York, NY 10021
Attn: Samuel H. Gaer
Email: samgaer67@yahoo.com

with a copy to:	Dickstein Shapiro LLP
1633 Broadway
New York, NY 10019
Attn: Gary L. Schoenbrun
Email: SchoenbrunG@dicksteinshapiro.com

If to Company:	800 Third Avenue, 39th Floor
New York, NY 10022
Attn: Brian Ferdinand, President
Email: bferdinand@liquidtrading.co.uk

with a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10017
Attn: Eduardo Gallardo
Email: EGallardo@gibsondunn.com”

EXECUTION COPY

3. Continuing Effect. Except as specifically amended by this Amendment No. 1, the Contribution Agreement is hereby ratified and confirmed and shall remain unchanged and in full force and effect. All references to “this Agreement” contained in the Contribution Agreement, or otherwise to the Contribution Agreement shall be deemed, for all purposes, to mean the Contribution Agreement, as amended hereby.

4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or electronic means shall be effective as delivery of a manually executed counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

LIQUID HOUSINGS GROUP, LLC

By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: President

TRAGARA ALPHA PARTNERS

By:	/s/ Samuel Gaer
Name: Samuel Gaer
Title: President